Filed Pursuant to Rule 424(b)(3)

File No. 333-252927

NUVEEN AMT-FREE QUALITY MUNICIPAL INCOME FUND (NYSE: NEA)

(THE “FUND”)

SUPPLEMENT DATED OCTOBER 13, 2023

TO THE FUND’S PROSPECTUS AND STATEMENT OF ADDITIONAL INFORMATION (“SAI”)

DATED FEBRUARY 10, 2021, AS SUPPLEMENTED

1.

Michael S. Hamilton and Stephen J. Candido, CFA, have been named portfolio managers of the Fund. Christopher L. Drahn, CFA, will continue to serve as a portfolio manager for the Fund until his retirement on April 1, 2024. The day-to-day operation of the Fund and the execution of its specific investment strategies is the primary responsibility of each of the Fund’s portfolio managers.

2.

Based on the foregoing, effective April 1, 2024, all references and information relating to Mr. Drahn are removed from the Fund’s Prospectus and SAI, and any supplements thereto. In addition, effective immediately, the following descriptions of the Fund’s new portfolio managers have been added under the “Portfolio Manager” sub-section in the Prospectus and the “Portfolio Manager—Portfolio Management” sub-section in the SAI:

Michael S. Hamilton is Managing Director and Portfolio Manager at Nuveen Asset Management, LLC (“NAM”). He began his career in the financial services industry in 1989 and joined NAM in 2011. He assumed portfolio management responsibilities in 1992.

Stephen J. Candido, CFA, is Managing Director and Portfolio Manager at NAM. He began his career in the financial services industry when he joined NAM in 1996. He served as a research analyst specializing in high yield sectors before assuming portfolio management responsibilities in 2016.

3.	Effective immediately, the following information is added to the table under the “Portfolio Manager—Other Accounts Managed by the Portfolio Manager” sub-section of the SAI:

Portfolio Managers	Type of Account Managed	Number of Accounts	Assets (millions)	Number of Accounts with Performance- Based Fees	Assets of Accounts with Performance- Based Fees

Michael S. Hamilton*	Registered Investment Companies	9	$2,475	0	$0
	Other Pooled Investment Vehicles	0	$0	0	$0
	Other Accounts	0	$0	0	$0

Stephen J. Candido*	Registered Investment Companies	11	$31,035	0	$0
	Other Pooled Investment Vehicles	2	$538	0	$0
	Other Accounts	3	$2,701	0	$0

* Began serving as a portfolio manager of the Fund on October 13, 2023. Information provided is as of August 31, 2023.

4.	Effective immediately, the following information is added to the table under the “Ownership of Fund Shares by the Portfolio Manager” sub-section of the SAI:

Portfolio Managers	Dollar Range of Equity Securities Beneficially Owned
Michael S. Hamilton*	None
Stephen J. Candido*	None

* Began serving as a portfolio manager of the Fund on October 13, 2023. Information provided is as of August 31, 2023.

PLEASE KEEP THIS WITH YOUR FUND’S

PROSPECTUS AND SAI FOR FUTURE REFERENCE

EPR-NEAPS-1023P

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